EXHIBIT 99.1

FortuNet Declares a $2.50 Per Share Special Cash Dividend and Reports 2009 Annual Meeting Results, Election of Officers and Re-Appointment of Auditor

LAS VEGAS, April 17, 2009 (GLOBE NEWSWIRE) -- FortuNet, Inc. (the "Company") (Nasdaq:FNET) today announced that its Board of Directors (the "Board") declared a special cash dividend (the "Special Dividend") of $2.50 per share, payable on April 27, 2009 to the Company's shareholders of record as of the close of business on April 17, 2009. Shareholders are encouraged to consult with their tax advisor regarding the appropriate tax treatment of the Special Dividend.

The Company also announced the results of its Annual Meeting of Shareholders which held on April 17, 2009. The Shareholders re-elected the following persons to serve as directors of the Company until the next Annual Meeting of Shareholders and thereafter until their successors shall have been elected and qualified: Yuri Itkis, Boris Itkis, Merle Berman, Darrel Johnson and Harlan W. Goodson.

Following the Annual General Meeting of the Shareholders, the Board of Directors met and elected the following persons as officers of the Company: Yuri Itkis, Chief Executive Officer and Chief Financial Officer, Boris Itkis as Secretary and Treasurer and Jack Coronel as Vice President of Compliance.

The Audit Committee and the Board of Directors retained Schechter Dokken Kanter as the Company's independent auditors for the fiscal year ending December 31, 2009.

CONTACT:  FortuNet, Inc.
          Investor Contact
          Jack Coronel
          (702) 796-9090
          jack@fortunet.com